Exhibit 99.1

Noodles & Company Announces Third Quarter 2016 Financial Results

BROOMFIELD, Colo., November 3, 2016 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for its third quarter ended September 27, 2016.
Key highlights for the third quarter of 2016 versus the same quarter a year ago include:

•	Total revenue increased 4.6% to $122.7 million from $117.3 million.

•
Net loss was $9.8 million in each of the third quarters of 2016 and 2015, or $0.35 loss per diluted share. During the third quarter of 2016, the Company recorded $7.2 million of pre-tax charges related to a litigation settlement, severance costs, and expenses related to a reduction in new unit development. During the third quarter of 2015, the Company recorded a $16.2 million pre-tax impairment charge related to 25 restaurants.

•	Adjusted net loss(1) was $1.1 million, or $0.04 loss per diluted share, compared to adjusted net income of $0.1 million, or $0.00 per diluted share.

•	Adjusted EBITDA(1) decreased to $6.2 million from $8.7 million.

•	Comparable restaurant sales decreased 0.7% system-wide, decreased 0.9% for company-owned restaurants, and increased 0.6% for franchise restaurants.

•	Fourteen new restaurants opened system-wide in the third quarter, including twelve company-owned restaurants and two franchise restaurants.

______________________
(1) Adjusted net income (loss) and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income (loss) to each of these measures is included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Dave Boennighausen, Chief Financial Officer and interim Chief Executive Officer of Noodles & Company, stated, “Despite the results of the third quarter, I am convinced that we are making important progress, implementing strategies to increase operational consistency, enhance our menu, and improve our profitability. While the opportunity for substantial improvement in our financial performance will take time, we are seeing steady progress in our top-line results and are positioning the Company to improve long-term shareholder value.”

Boennighausen continued, “We are also embarking on a two-pronged strategy to immediately improve our team and guest member experience across all of our restaurants, while implementing tests of several culinary, operational, and marketing initiatives to bring the brand back to superior performance. At the same time, we recognize the burden that certain recently opened and underperforming restaurants have had on our financial and human capital resources, and are actively evaluating strategies to address these restaurants so that our resources can be deployed towards restaurants with greater earnings potential.”

Third Quarter 2016 Financial Results

Total revenue increased $5.4 million in the third quarter of 2016, or 4.6%, to $122.7 million, compared to $117.3 million in the third quarter of 2015. This increase was the result of new restaurants opened system-wide since the beginning of the third quarter of 2015, partially offset by the closure of 16 company-owned restaurants in the fourth quarter of 2015 and a decline in comparable restaurant sales. Additionally, average unit volumes (“AUVs”) overall decreased $24,000 compared to the prior year due primarily to lower AUVs at our restaurants that have been open for less than 18 full periods compared to our system-wide average.

Fourteen new restaurants opened system-wide in the third quarter of 2016, including twelve company-owned and two franchise restaurants. We had 528 restaurants at the end of the third quarter, comprised of 455 company-owned and 73 franchise restaurants. In the third quarter of 2016, comparable restaurant sales decreased 0.9% for company-owned restaurants, increased 0.6% for franchise restaurants and decreased 0.7% system-wide.

Restaurant contribution margin decreased to 12.4% in the third quarter of 2016, compared to 15.2% in the third quarter of 2015. This decrease was primarily due to deleverage on lower AUVs, increased cost of sales and increased labor costs.

The Company reported a net loss of $9.8 million in each of the third quarters of 2016 and 2015. In the third quarter of 2016, the company recorded $7.2 million of pre-tax charges related to a litigation settlement, severance costs, and expenses related to a reduction in new unit development. In the third quarter of 2015, the Company recorded a $16.2 million pre-tax impairment charge related to 25 restaurants resulting from the Company’s assessment of their expected future cash flows relative to their asset bases, based on recent results. Adjusted net loss of $1.1 million in the third quarter of 2016 decreased from adjusted net income of $0.1 million in the third quarter of 2015. Adjusted EBITDA decreased to $6.2 million in the third quarter of 2016 from $8.7 million in the third quarter of 2015.

First Three Quarters of 2016 Financial Results
Total revenue increased $19.8 million in the first three quarters of 2016, or 5.8%, to $358.1 million, compared with $338.3 million in the first three quarters of 2015. This increase was the result of new restaurants opened system-wide since the beginning of the first quarter of 2015, partially offset by the closure of 16 company-owned restaurants in the fourth quarter of 2015 and a decline in comparable restaurant sales. Additionally, AUVs overall decreased $24,000 compared to the prior year due primarily to lower AUVs at our restaurants that have been open for less than 18 full periods compared to our system-wide average.

In the first three quarters of 2016, the Company opened 38 new restaurants system-wide, including 34 company-owned and 4 franchise restaurants.

In the first three quarters of 2016, comparable restaurant sales decreased 0.6% for company-owned restaurants, 0.6% for franchise restaurants and 0.6% system-wide.

Restaurant contribution margin decreased to 13.1% in the first three quarters of 2016, compared with 16.7% in the first three quarters of 2015. The decrease was primarily due to deleverage on lower AUVs, increased labor costs, investments in marketing initiatives and additional maintenance costs.

The Company reported a net loss of $26.3 million in the first three quarters of 2016, compared with net loss of $9.5 million in the first three quarters of 2015. In the first three quarters of 2016, the Company recorded a $10.3 million pre-tax impairment charge related to 12 restaurants resulting from the Company’s assessment of their expected future cash flows relative to their asset bases, based on recent results. The Company also incurred $1.7 million of pre-tax ongoing costs related to restaurants closed in the fourth quarter of 2015. In the first three quarters of 2015, the Company recorded a $22.1 million pre-tax impairment charge related to 33 restaurants. Adjusted net loss was $3.6 million for the first three quarters of 2016, which was a decrease from adjusted net income of $4.0 million in the first three quarters of 2015. Adjusted EBITDA decreased to $19.2 million from $30.2 million in the first three quarters of 2015.

2016 Outlook

Based upon management’s current assessment following third quarter results, the Company has revised guidance and currently expects the following for full year 2016:

•	Approximately 44 new restaurants system-wide, including approximately 38 company-owned restaurant openings;

•	Total revenue of $486 million to $490 million;

•	Modestly negative comparable restaurant sales growth;

•	Restaurant level contribution margin of 12.6% to 13.6%;

•	Adjusted EBITDA of $25 million to $27 million; and

•	Adjusted diluted loss per share of ($0.15) to ($0.19)

The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance, namely adjusted EBITDA and adjusted diluted loss per share, to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit of any such future impairments. Neither of these measures, nor their probable significance, can be reliably quantified due to the inability to forecast future impairments. These non-GAAP financial measures have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”

Key Definitions
Comparable Restaurant Sales — represent year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods.
Restaurant Contribution Margin — represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA — represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, litigation settlements, severance costs and stock-based compensation. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income (Loss) — represents net income (loss) plus various adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.

Conference Call
Noodles & Company will host a conference call to discuss its third quarter financial results on Thursday, November 3, 2016 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 89355594. The replay will be available until Thursday, November 10, 2016. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded until Thursday, November 10, 2016.

Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income (loss) and adjusted earnings (loss) per share (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s operating performance excluding the impact of restaurant impairment and closure costs, lease termination payments and certain other expenses associated with reduced new restaurant development, loss from litigation settlement, severance costs and stock-based compensation expense and the tax effect of such adjustments. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and adjusted net income (loss) does not reflect cash expenditures, or future requirements, for lease termination payments and certain other expenses associated with reduced new restaurant development. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.

For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where globally inspired dishes come together to create a World Kitchen. Recognized by Parents Magazine as a Top Family Friendly Restaurant and Health Magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles. Inspired by some of the world’s most celebrated flavor combinations, Noodles & Company’s menu offers soups, salads and shareables, too. Everything is made fresh to order, just as you like it, using quality ingredients. Dishes are delivered to the table allowing guests time to sit and relax or grab a quick bite. With more than 500 locations nationwide, from California to Connecticut, guests can find a location nearest them and take a tour of the global World Kitchen menu by visiting www.noodles.com.
Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “may,” “will,” “would” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding costs and potential losses associated with our data security incident, 2016 guidance, including new restaurant development, total revenue, comparable restaurant sales growth, restaurant level contribution margin, adjusted EBITDA and adjusted diluted earnings (loss) per share; operating margins; additional public company expenses; our target and adjusted net income (loss). By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include: costs associated with our data security incident, including legal fees, investigative fees, other professional fees and the cost of communications with customers, as well as potential losses associated with settling payment card networks’ expected claims and litigation associated with the data security breach; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our growth strategy; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; our ability to adequately staff our restaurants; changes in labor costs; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used to calculate adjusted net income; changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices and the success of our catering offerings); consumer reactions to public health issues and perceptions of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 filed on March 1, 2016. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015
Revenue:
Restaurant revenue	$121,442	$116,151	$354,511	$334,767
Franchising royalties and fees	1,239	1,177	3,563	3,555
Total revenue	122,681	117,328	358,074	338,322
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	33,112	30,941	95,465	88,616
Labor	40,973	37,687	117,723	105,865
Occupancy	13,792	12,911	40,794	37,609
Other restaurant operating costs	18,470	17,003	53,958	46,878
General and administrative	15,251	9,384	35,128	27,034
Depreciation and amortization	7,006	7,117	20,983	20,959
Pre-opening	856	1,108	2,689	3,150
Restaurant impairments, closure costs and asset disposals	2,283	16,479	14,547	22,815
Total costs and expenses	131,743	132,630	381,287	352,926
Loss from operations	(9,062)	(15,302)	(23,213)	(14,604)
Interest expense, net	738	391	1,964	818
Loss before income taxes	(9,800)	(15,693)	(25,177)	(15,422)
Provision (benefit) for income taxes	41	(5,872)	1,124	(5,911)
Net loss	$(9,841)	$(9,821)	$(26,301)	$(9,511)
Loss per share of Class A and Class B common stock, combined:
Basic	$(0.35)	$(0.35)	$(0.95)	$(0.32)
Diluted	$(0.35)	$(0.35)	$(0.95)	$(0.32)
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	27,802,020	28,253,859	27,786,827	29,349,061
Diluted	27,802,020	28,253,859	27,786,827	29,349,061

Noodles & Company
Condensed Consolidated Statements of Operations as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015
Revenue:
Restaurant revenue	99.0%	99.0%	99.0%	98.9%
Franchising royalties and fees	1.0%	1.0%	1.0%	1.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	27.3%	26.6%	26.9%	26.5%
Labor	33.7%	32.4%	33.2%	31.6%
Occupancy	11.4%	11.1%	11.5%	11.2%
Other restaurant operating costs	15.2%	14.6%	15.2%	14.0%
General and administrative	12.4%	8.0%	9.8%	8.0%
Depreciation and amortization	5.7%	6.1%	5.9%	6.2%
Pre-opening	0.7%	0.9%	0.8%	0.9%
Restaurant impairments, closure costs and asset disposals	1.9%	14.0%	4.1%	6.7%
Total costs and expenses	107.4%	113.1%	106.5%	104.3%
Loss from operations	(7.4)%	(13.1)%	(6.5)%	(4.3)%
Interest expense, net	0.6%	0.3%	0.5%	0.2%
Loss before income taxes	(8.0)%	(13.4)%	(7.0)%	(4.5)%
Provision (benefit) for income taxes	—%	(5.0)%	0.3%	(1.7)%
Net loss	(8.0)%	(8.4)%	(7.3)%	(2.8)%
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(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	September 27, 2016	December 29, 2015
Balance Sheet Data
Total current assets	$27,136	$25,401
Total assets	239,595	239,961
Total current liabilities	35,458	32,914
Total long-term debt	83,990	67,732
Total liabilities	168,763	146,189
Total stockholders’ equity	70,832	93,772

	Fiscal Quarter Ended
	September 27, 2016	June 28, 2016	March 29, 2016	December 29, 2015	September 29, 2015
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	455	443	436	422	424
Franchise restaurants at end of period	73	71	71	70	64
Revenue Data:
Company-owned average unit volumes	$1,087	$1,092	$1,101	$1,103	$1,111
Franchise average unit volumes	$1,071	$1,083	$1,105	$1,121	$1,128
Company-owned comparable restaurant sales	(0.9)%	(0.9)%	—%	(0.9)%	(0.7)%
Franchise comparable restaurant sales	0.6%	(2.1)%	(0.5)%	(2.1)%	(1.9)%
System-wide comparable restaurant sales	(0.7)%	(1.0)%	(0.1)%	(1.1)%	(0.9)%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015
Net loss	$(9,841)	$(9,821)	$(26,301)	$(9,511)
Depreciation and amortization	7,006	7,117	20,983	20,959
Interest expense, net	738	391	1,964	818
Provision (benefit) for income taxes	41	(5,872)	1,124	(5,911)
EBITDA	$(2,056)	$(8,185)	$(2,230)	$6,355
Restaurant impairments, closure costs and asset disposals	2,283	16,479	14,547	22,815
Litigation settlement	3,000	—	3,000	—
Severance costs	1,740	—	1,740	—
Stock-based compensation expense	1,219	411	2,192	1,036
Adjusted EBITDA	$6,186	$8,705	$19,249	$30,206
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015
Net loss	$(9,841)	$(9,821)	$(26,301)	$(9,511)
Restaurant impairments and closure costs(a)	714	16,186	12,040	22,093
Litigation settlement (b)	3,000	—	3,000	—
Severance costs, including related stock-based compensation expense (c)	2,467	—	2,467	—
Lease termination payments and certain other expenses associated with reduced new restaurant development (d)	1,770	—	1,770	—
Tax adjustments, net (e)	742	(6,267)	3,387	(8,555)
Adjusted net (loss) income	$(1,148)	$98	$(3,637)	$4,027

Loss per share of Class A and Class B common stock, combined:
Basic	$(0.35)	$(0.35)	$(0.95)	$(0.32)
Diluted	$(0.35)	$(0.35)	$(0.95)	$(0.32)
Adjusted (loss) earnings per Class A and Class B common stock, combined
Basic	$(0.04)	$—	$(0.13)	$0.14
Diluted	$(0.04)	$—	$(0.13)	$0.13
Weighted average Class A and Class B common stock outstanding, combined (f)
Basic	27,802,020	28,253,859	27,786,827	29,349,061
Diluted	27,802,020	28,754,193	27,786,827	30,127,061
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Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as net income (loss) plus the impact of adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income (loss) as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income (loss) should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(a)
Reflects the adjustment to eliminate the impact of impairing 12 restaurants during the first three quarters of 2016, as well as eliminating the impact of ongoing costs related to restaurants closed in the fourth quarter of 2015. Twenty-five and 33 restaurants were impaired in the third quarter of 2015 and during the first three quarters of 2015, respectively. These expenses are included in the “Restaurant impairments, closure costs and asset disposals” line in the Condensed Consolidated Statements of Operations.

(b)	Reflects the adjustment to eliminate the charge booked in the third quarter of 2016 related to the settlement of an employment-related claim.

(c)
Reflects the adjustment to eliminate the severance costs charged to general and administrative expense during the third quarter of 2016, including the stock-based compensation expense related to a stock option modification.

(d)	Reflects the adjustment to eliminate the lease termination payments and certain other costs associated with our decision in the third quarter of 2016 to reduce new restaurant development.

(e)	Reflects the adjustment to normalize the impact of the valuation allowance that affects our annual effective tax rate and the tax impact of the other adjustments discussed in (a) through (d) above.

(f)	Adjusted per share amounts are calculated by dividing adjusted net income (loss) by the basic and diluted weighted average shares outstanding.